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                               LEDGEWOOD LAW FIRM
                           A PROFESSIONAL CORPORATION
                               1521 LOCUST STREET
                        PHILADELPHIA, PENNSYLVANIA 19102

                                November 12, 1997


Resource America, Inc.
1521 Locust Street - Suite 400
Philadelphia, PA  19102

Ladies and Gentlemen:

         We have acted as counsel to Resource America, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Form S-4 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the offer by the Company (the "Offering") to exchange 12% Senior Notes Due 2004 (the "New Notes") which have been registered under the Securities Act of 1933, for any and all of its currently outstanding 12% Senior Notes due 2004 (the "Old Notes"). You have requested our opinion requiring certain U.S. federal income tax matters in connection with the Offering.

         In giving this opinion letter, we have examined the following:

         1. the Company's Articles of Incorporation;

         2. the Company's Bylaws;

         3. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus"); and

         4. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         Based on the documents set forth above, we are of the opinion that the description of the law and the legal conclusions contained in the Prospectus under the caption "Certain Federal Income Tax Consequences" are correct in all material aspects, and the discussion thereunder fairly summarizes the federal income tax considerations (and ERISA considerations) that are likely to be material to a person holding Old Notes who is considering exchanging them for New Notes.

         The forgoing opinions are based on current provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, published administrative interpretations thereof and published court decisions. No assurance can be given that the applicable law will not be amended or that regulations will not be issued and that any such amendment or regulations or the legal authority will not affect our opinion or the position of the Internal Revenue Service.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Ledgewood Law Firm, P.C. under the caption "Certain


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Resource America, Inc.
November 12, 1997
Page 2

Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.



                                                  Very truly yours,


                                                  /s/ Ledgewood Law Firm, P.C.
                                                  ----------------------------
                                                  LEDGEWOOD, LAW FIRM, P.C.